                                                                   Exhibit 10.15

                        COLLABORATIVE LICENSE AGREEMENT

                                    BETWEEN

                              DENDREON CORPORATION

                                      AND

                            KIRIN BREWERY CO., LTD.


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

                               TABLE OF CONTENTS

                                                                                  PAGE
 ARTICLE 1   DEFINITIONS.......................................................    2
       1.1   "Affiliate".......................................................    2
       1.2   "Controlled"......................................................    2
       1.3   "Dendreon Antigen"................................................    2
       1.4   "Dendreon Improvement"............................................    2
       1.5   "Dendreon Know-How"...............................................    3
       1.6   "Dendreon Patents"................................................    3
       1.7   "Dendreon Product"................................................    3
       1.8   "Dendreon Technology".............................................    3
       1.9   "Dendreon Territory"..............................................    3
      1.10   "Dendritic Cell"..................................................    3
      1.11   "Drug Approval Application".......................................    4
      1.12   "Field"...........................................................    4
      1.13   "FTE".............................................................    4
      1.14   "Fully Burdened Manufacturing Costs"..............................    4
      1.15   "Information".....................................................    4
      1.16   "Joint Territory".................................................    4
      1.17   "Kirin Antigen"...................................................    4
      1.18   "Kirin/Dendreon Term Sheet".......................................    5
      1.19   "Kirin Improvements"..............................................    5
      1.20   "Kirin Know-How"..................................................    5
      1.21   "Kirin Patents"...................................................    5
      1.22   "Kirin Product"...................................................    5
      1.23   "Kirin Technology"................................................    5
      1.24   "Kirin Territory".................................................    5
      1.25   "Licensed Dendreon Product".......................................    6
      1.26   "Licensed Kirin Product"..........................................    6

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                  PAGE

      1.27   "Net Revenue".....................................................    6
      1.28   "NHI Price".......................................................    6
      1.29   "North America"...................................................    6
      1.30   "Patent"..........................................................    7
      1.31   "Patent Costs"....................................................    7
      1.32   "Phase II"........................................................    7
      1.33   "Product".........................................................    7
      1.34   "Reagent".........................................................    7
      1.35   "Reasonable Efforts"..............................................    7
      1.36   "Regulatory Approval".............................................    7
      1.37   "Separation Devices"..............................................    8
      1.38   "Single Treatment"................................................    8
      1.39   "Sublicensee".....................................................    8
      1.40   "Steering Committee"..............................................    8
      1.41   "Third Party Royalties"...........................................    8
      1.42   "Third Party".....................................................    8
 ARTICLE 2   LICENSES AND RELATED RIGHTS.......................................    8
       2.1   Licenses Granted to Kirin.........................................    8
       2.2   Licenses Granted to Dendreon......................................   10
       2.3   Kirin Option to License Dendreon Products.........................   10
       2.4   Dendreon Option to License Kirin Products.........................   12
       2.5   Notice of Development.............................................   14
       2.6   Trademark Rights..................................................   14
 ARTICLE 3   MANAGEMENT........................................................   17
       3.1   The Steering Committee............................................   17
       3.2   Steering Committee Meetings.......................................   18
       3.3   Decision-Making and Issue Resolution..............................   19

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                  PAGE

       3.4   Research Efforts and Expenses.....................................   19
       3.5   Other Research....................................................   19
 ARTICLE 4   DEVELOPMENT AND MARKETING IN THE JOINT TERRITORY..................   19
       4.1   Collaborative Development and Marketing...........................   19
 ARTICLE 5   FEES AND ROYALTIES................................................   20
       5.1   Technology Transfer Fee...........................................   20
       5.2   Royalties on Sales of Kirin Products..............................   20
       5.3   Royalties on Sales of Licensed Dendreon Products..................   21
       5.4   Royalties on Dendreon Sales of Licensed Kirin Products............   22
       5.5   Kirin Milestone Payments..........................................   22
       5.6   Dendreon Milestone Payments.......................................   22
       5.7   Payment of Royalties..............................................   23
       5.8   Royalty Structure and Marketing Strategy..........................   23
 ARTICLE 6   EQUITY INVESTMENT BY KIRIN........................................   24
       6.1   Stock Purchase at IPO.............................................   24
       6.2   Put Right.........................................................   24
       6.3   No Double Purchase................................................   25
 ARTICLE 7   CONFIDENTIALITY...................................................   25
       7.1   Confidentiality; Exceptions.......................................   25
       7.2   Authorized Disclosure.............................................   26
       7.3   Survival..........................................................   26
 ARTICLE 8   INTELLECTUAL PROPERTY.............................................   26
       8.1   Ownership.........................................................   26
       8.2   Prosecution and Maintenance of Patents by Dendreon; Abandonment...   26
       8.3   Prosecution and Maintenance of Patents by Kirin; Abandonment......   27
       8.4   Defense and Settlement of Third Party Claims......................   27
       8.5   Third Party Royalties.............................................   27

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                  PAGE

       8.6   Enforcement of Patent Rights......................................   28
 ARTICLE 9   REPRESENTATIONS AND WARRANTIES....................................   29
       9.1   Representations and Warranties....................................   29
ARTICLE 10   REPORTS, RECORDS AND SAMPLES......................................   29
      10.1   Sharing of Information............................................   29
      10.2   Records of Net Revenue............................................   30
      10.3   Materials.........................................................   30
      10.4   Publicity Review..................................................   30
      10.5   Publications......................................................   30
ARTICLE 11   TERM AND TERMINATION..............................................   31
      11.1   Term..............................................................   31
      11.2   Termination for Breach............................................   31
      11.3   Surviving Rights..................................................   32
      11.4   Non-exclusive Licenses after Expiration...........................   32
ARTICLE 12   INDEMNIFICATION...................................................   32
      12.1   Indemnification in Kirin Territory................................   32
      12.2   Indemnification in the Dendreon Territory.........................   33
ARTICLE 13   MISCELLANEOUS.....................................................   33
      13.1   Assignment........................................................   33
      13.2   Retained Rights...................................................   33
      13.3   Force Majeure.....................................................   33
      13.4   Further Actions...................................................   34
      13.5   No Trademark Rights...............................................   34
      13.6   Notices...........................................................   34
      13.7   Dispute Resolution................................................   35
      13.8   Waiver............................................................   35
      13.9   Severability......................................................   35

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                  PAGE
     13.10   Ambiguities.......................................................   36
     13.11   Entire Agreement..................................................   36
     13.12   Headings..........................................................   36


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                                                   Exhibit 10.15
                        COLLABORATIVE LICENSE AGREEMENT

     This Collaborative License Agreement (the "Agreement") is made and entered into effective as of December, 1998 (the "Effective Date") by and between Dendreon Corporation, a Delaware corporation having its principal place of business at 291 North Bernardo Avenue, Mountain View, California, U.S.A. ("Dendreon"), and Kirin Brewery Co., Ltd., a corporation organized and existing under the laws of Japan having its principal place of business at 10-1, Shinkawa 2-chome, Chuo-ku, Tokyo, Japan ("Kirin"). Dendreon and Kirin may be referred to herein collectively as the "Parties" or individually as a "Party."

                                    RECITALS

     A. Dendreon has developed and owns certain proprietary technology relating to the isolation and activation of dendritic and other antigen-presenting cells with antigens of interest for use in human therapies, and Kirin possesses research, development and marketing capabilities for pharmaceutical and other medical products.

     B. Kirin desires to obtain from Dendreon a license to such Dendreon technology to develop and commercialize, in Japan and certain other Asian countries, activated, including without limitation antigen-activated, dendritic and other antigen-presenting cell products based on such technology, and an option to obtain the exclusive license to commercialize in such countries certain Dendreon antigen-presenting cell products that have or will enter into clinical development during the term of this Agreement.

     C. Dendreon desires to obtain from Kirin an option to obtain the exclusive license to commercialize in North America any Kirin products that are developed by Kirin under this Agreement based on the Dendreon technology.

     D. With regard to the research collaboration set forth in the Kirin/Dendreon Term Sheet, Dendreon and Kirin will enter into a Research and License Agreement consistent with the Kirin/Dendreon Term Sheet.

     E. In addition, Dendreon and Kirin will enter into a Manufacturing and Supply Agreement consistent with the Kirin/Dendreon Term Sheet, which will establish the terms and conditions for the Parties' purchase and supply of certain separation devices, reagents and proprietary antigens.

     NOW, THEREFORE, the Parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

     1.1 "Affiliate" means, with respect to a particular Party, a person, corporation or other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For the purposes of this definition, "control" means the direct or indirect ownership by a Party of at least fifty percent (50%) of the outstanding voting securities of the controlled entity; provided, that in any country where the law does not permit foreign equity ownership of at least fifty percent (50%), then with respect to corporations organized under such country's laws, "control" shall mean the direct or indirect ownership by a Party of outstanding voting securities of such corporation at the maximum amount permitted by the law of such country.

     1.2 "Controlled" means, with respect to a particular item, material, or intellectual property right, that a Party owns or has a license under such item, material or intellectual property right and has the ability to grant to the other Party access to and/or a license or sublicense under such item, material or intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party.


[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

      1.3 "Dendreon Antigen" means an antigen that is claimed by a patent or is otherwise covered by intellectual property rights that are Controlled by Dendreon.

      1.4 "Dendreon Improvement" means any improvement to platform technologies in the Dendreon Know-How that relates to the Field and is made and Controlled by Dendreon during the Agreement and prior to approval of the first Kirin Product in Japan, or if later, the termination of the Research Program.

      1.5 "Dendreon Know-How" means all Information that (a) is Controlled by Dendreon on the Effective Date, and (b) relates to Dendritic Cell separation and enrichment, antigens, antigen engineering for delivery of antigen to Dendritic Cells, Dendritic Cell activation or loading with antigen and/or infusion of such activated or loaded Dendritic Cells for use in human therapies, which includes, without limitation, the Information summarized on Exhibit A, as amended from time to time by Dendreon.

      1.6   "Dendreon Patents" means the Patents and Patent applications that
(a) are Controlled by Dendreon during the term of the Agreement, and (b) claim an invention in the Dendreon Know-How or Dendreon Improvements. Such Patents existing as of the Effective Date are listed on Exhibit B, and Dendreon will use reasonable efforts to amend such Exhibit B from time to time to reflect any changes.

      1.7 "Dendreon Product" means: (a) any therapeutic product comprising Dendritic Cells that have been activated or loaded with a specific antigen, engineered antigen or antigen gene, (including without limitation Dendreon Antigen), for use in human therapy by infusion into a patient, which product has been developed by Dendreon based on the Dendreon Technology; or (b) any service provided by or on behalf of Dendreon to a patient that utilizes the Dendreon Technology and involves isolation or preparation of Dendritic Cells, activation or loading with specific antigen, engineered antigen or antigen gene, (including without limitation Dendreon Antigen), and infusion of such activated or antigen loaded Dendritic Cells into a patient. Further, the Parties may agree in writing to amend and extend the definition of Dendreon Product as provided in Section 5.8.


[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

      1.8 "Dendreon Technology" means the Dendreon Know-How, the Dendreon Improvements and the Dendreon Patents, either collectively or any part thereof.

      1.9 "Dendreon Territory" means all countries of the world and all territories and possessions thereof, excluding all countries, territories and possessions within the Kirin Territory and the Joint Territory.

      1.10 "Dendritic Cell" means a human dendritic cell or other antigen-presenting cell or other cells from which dendritic cells can be derived.

      1.11 "Drug Approval Application" means an application for Regulatory Approval required before commercial sale or use of a Product as a drug in a regulatory jurisdiction.

      1.12 "Field" means the discovery, development, manufacture, use and sale of products that generally utilize Dendritic Cell separation, antigen engineering, and antigen or antigen gene delivery to Dendritic Cells for use in human therapies that are based on, comprise, utilize or are derived from the Dendreon Technology. The foregoing products may have applications for other human medical uses, and if Kirin demonstrates to Dendreon's reasonable satisfaction that such other uses exist, then the Parties agree to negotiate in good faith an amendment to the Agreement that extends the Field to cover such additional uses, including such additional amendments as may be needed to properly cover such products for royalty purposes.

      1.13 "FTE" means work hours equivalent to the work performed by one full-time employee working for one year (including normal vacation).

      1.14 "Information" means any and all information and data of any kind, including without limitation techniques, inventions, practices, methods, knowledge, know-how, skill, experience, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, marketing, cost, sales and manufacturing data and descriptions, compositions, and assays.

     1.15 "Joint Territory" means the countries that are members of the European Union, as such union is constituted at the applicable time.



[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

     1.16 "Kirin Antigen" means an antigen that is claimed by a patent or is otherwise covered by intellectual property rights that are Controlled by Kirin.

     1.17 "Kirin/Dendreon Term Sheet" means that certain Term Sheet executed by the Parties and dated as of June 30, 1998.

     1.18 "Kirin Improvements" means all Information developed by or on behalf of Kirin that (a) is Controlled by Kirin during the term of the Agreement and prior to approval of the first Kirin Product in Japan, or if later, the termination of the Research Program, and (b) comprises improvements or modifications to platform technologies in the Dendreon Technology or their use.

     1.19 "Kirin Know-How" means all Information developed by or Controlled by or on behalf of Kirin that relates directly to a Kirin Product or its manufacture or use, but excluding the Kirin Improvements.

     1.20 "Kirin Patents" means all Patents and Patent applications that claim any inventions in the Kirin Improvements or the Kirin Know-How, which Patents shall be listed on Exhibit C promptly after filing, and Kirin will use reasonable efforts to amend such Exhibit C from time to time to reflect any changes.

     1.21 "Kirin Product" means: (a) any therapeutic product developed by or on behalf of Kirin based on, derived from or incorporating the Dendreon Technology that comprises Dendritic Cells that have been activated or loaded with a specific antigen, engineered antigen or antigen gene, (including without limitation a Kirin Antigen), for use in human therapy by infusion into a patient; or (b) any service provided by or on behalf of Kirin to a patient that involves isolation or preparation of Dendritic Cells, activation or loading of a specific antigen, engineered antigen or antigen gene, (including without limitation a Kirin Antigen), and infusion of such activated or antigen loaded Dendritic Cells into a patient, wherein such service is based on, utilizes, comprises or is derived from the Dendreon Technology. The Parties may agree in writing to amend and extend the definition of Kirin Product as provided in
Section 5.8.



[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

     1.22 "Kirin Technology" means the Kirin Improvements, Kirin Know-How and Kirin Patents, either collectively or any part thereof.

     1.23 "Kirin Territory" means Japan, Australia, New Zealand, People's Republic of China (including Hong Kong and Macao), Taiwan, South Korea, North Korea, Mongolia, Vietnam, Laos, Cambodia, Thailand, Myanmar, Philippines, Brunei, Singapore, Indonesia and Malaysia.

     1.24   "Licensed Dendreon Product" shall have the meaning set forth in
Section 2.3(b).

     1.25 "Licensed Kirin Product" shall have the meaning set forth in Section 2.4(b).

     1.26 "Net Revenue" means the total revenue received by a Party for sale or other disposition of a Product by such Party or an Affiliate or Sublicensee of such Party to a Third Party less the following to the extent actually incurred or allowed with respect to such sale or disposition: (i) reasonable costs paid, if any, by the Party to a Third Party on account of apheresis performed as part of or in association with the Product; (ii) discounts, including cash discounts, or rebates, retroactive price reductions or allowances actually allowed or granted from the billed amount; (iii) credits or allowances actually granted upon claims, rejections or returns of Products, including recalls, regardless of the Party requesting such; (iv) freight, postage, shipping and insurance charges paid for delivery of Product, to the extent billed; and (v) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds; provided, however, that with respect to sales of a particular Kirin Product or Licensed Dendreon Product by Kirin or its Affiliate or Sublicensee in Japan, the "total revenue received", as set forth above in the first line of this definition, shall not in any event be less than the NHI Price established for insurance reimbursement of Single Treatment, less the average amount charged by the particular hospital purchaser of such Product for the same number of apheresis services and infusion services needed for and performed for Single Treatment where such averages are calculated including all apheresis services or infusion services, as applicable, that were performed for any purpose during the applicable period.


[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

     1.27 "NHI Price" means the maximum sale price for a particular pharmaceutical or medical price as established by the Japanese National Ministry of Health and Welfare.

     1.28 "North America" means the United States and all possessions and territories thereof, Canada, Greenland, Mexico, Guatemala, Costa Rica, Belize, Nicaragua, Honduras, El Salvador, Panama, Haiti, the Dominican Republic, the Bahamas, Cuba and the British Virgin Islands.

     1.29 "Patent" means (i) a valid and enforceable patent, including any extension, registration, confirmation, reissue, re-examination or renewal thereof; and (ii) to the extent valid and enforceable rights are granted by a governmental authority thereunder, a patent application.

     1.30 "Patent Costs" means the fees and expenses paid to outside legal counsel and other Third Parties, and filing and maintenance expenses, incurred in connection with the establishment, maintenance of rights under Patents applicable to Products including the costs of patent interference proceedings.

     1.31 "Phase II" means that portion of a clinical development program that provides for additional assessment of safety and preliminary assessment of efficacy of a product in human volunteers or patients, which is intended to gather information to support the pivotal human clinical trials using such product in a particular country. Any such clinical development program shall be performed in accordance with the U.S.A. Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder (including without limitation 21 CFR Part 312), as amended from time to time, or the comparable foreign laws and regulations in the applicable country.

     1.32   "Product" means a Kirin Product or a Dendreon Product.

     1.33 "Reagent" means, with respect to a particular Licensed Dendreon Product, any proprietary reagent of Dendreon (excluding any reagents contained in a Separation Device) that is required for commercial manufacture and/or use of such Licensed Dendreon Product.


[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

     1.34 "Reasonable Efforts" shall mean efforts and resources commonly used in the research-based pharmaceutical industry for the research, development and commercialization of a product at a similar stage in its product life taking into account the establishment of the product in the marketplace, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product and other relevant factors.

     1.35 "Regulatory Approval" means any approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, import, transport or sale of Products in a regulatory jurisdiction.

     1.36 "Separation Devices" means any Dendreon device, including all containers and proprietary reagents comprising such device, that is intended for use by Dendreon and its licensees for the isolation and purification of Dendritic Cells for use in human therapy by activation or loading with specific antigen, engineered antigen or antigen gene, and infusion into a patient.

     1.37 "Single Treatment" means a single course of treatment of a patient involving isolation of such patient's Dendritic Cells, or other preparation of appropriate Dendritic Cells, activation or loading with specific antigen, engineered antigen or antigen gene, and infusion of such Dendritic Cells into a patient (which may involve multiple infusions over several months), as determined by the Steering Committee.

     1.38 "Sublicensee" shall mean any Third Party expressly licensed by a Party to make and sell one or more Products. A Sublicensee shall not include distributors or sales agents that do no more than purchase and resell finished Products on behalf of a Party.

     1.39   "Steering Committee" shall have the meaning set forth in Section
3.1.

     1.40 "Third Party Royalties" means royalties payable to a Third Party in respect of the sale of Kirin Products or Dendreon Products other than royalties payable with respect to licenses entered into prior to the Effective Date.


[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

     1.41 "Third Party" means any entity other than Dendreon or Kirin or an Affiliate of Dendreon or Kirin.

                                   ARTICLE 2

                          LICENSES AND RELATED RIGHTS

      2.1   Licenses Granted to Kirin.

                (a) Subject to the terms of this Agreement, Dendreon hereby grants to Kirin an exclusive license to use the Dendreon Technology to develop, use, make, have made, sell and offer for sale Kirin Products in the Kirin Territory. Kirin may grant sublicenses to its Affiliates under the license rights granted by Dendreon in the foregoing license for any permitted purpose without Dendreon's prior written approval and may grant sublicenses under such rights to Third Parties solely for sale (but not therapeutic development) of Kirin Products in the Kirin Territory without Dendreon's prior written approval. Additionally, Kirin and its Affiliates may conduct clinical development of particular Kirin Products in the Dendreon Territory and Joint Territory so long as Kirin obtains Dendreon's prior written approval of the location and clinical study protocol of any such clinical work or study of each such Kirin Product, such approval not to be unreasonably withheld, and such work is intended to generate data to be used in obtaining Regulatory Approval of such Kirin Product for manufacturing, marketing and sale in the Kirin Territory.

                (b) Subject to the terms of this Agreement (including without limitation Section 2.4 and Article 5), Dendreon hereby grants to Kirin an exclusive (except in the Joint Territory) license under the Dendreon Technology, with the right to sublicense, to make, have made, use, sell and offer for sale any Kirin Product created that contains a Kirin Antigen. The foregoing license grant shall apply in countries where there is a patent or other intellectual property right Controlled by Kirin covering such Kirin Antigen. Specifically excluded from the license rights granted under this subsection (b) are any rights to make, have made, use, import, sell and offer for sale in North America any Kirin Product for which Dendreon has exercised the Dendreon Option pursuant to Section 2.4.


[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                (c) Subject to the terms of this Agreement, Dendreon hereby grants to Kirin an exclusive license to use the Dendreon Technology to use, make, have made, import, sell and offer for sale Licensed Dendreon Products solely in the Kirin Territory. Kirin may grant sublicenses under the license rights granted by Dendreon in the foregoing to its Affiliates and to Third Parties solely for sale of Licensed Dendreon Products in the Kirin Territory without Dendreon's prior written approval. Additionally, Kirin and its Affiliates may conduct clinical development of specific Licensed Dendreon Products in the Dendreon Territory and Joint Territory so long as Kirin obtains Dendreon's prior written approval of the location and clinical study protocol of any such clinical work or study of a Licensed Dendreon Product, such approval not to be unreasonably withheld, and such work is intended to generate data to be used in obtaining Regulatory Approval of such Licensed Dendreon Product for marketing and sale in the Kirin Territory.

                (d) Subject to the terms of this Agreement, Dendreon grants to Kirin a non-exclusive license to use the Dendreon Technology to make, have made, use, sell and offer for sale Kirin Products in the countries in the world outside of the Kirin Territory, North America and the Joint Territory; provided, however, that Kirin and Dendreon shall mutually agree in writing upon any Sublicensees of Kirin under the foregoing rights to sell the Kirin Products in any such countries or territories, such agreement not to be unreasonably withheld.

                (e) Subject to the terms of Section 5.8, and except as otherwise provided in the Manufacturing and Supply Agreement, the license rights granted in the subsections (a) through (d) above are subject to the following express limitation (and to all other obligations and limitations in the Agreement): Kirin obtains no license or rights to make or to practice any of the Dendreon Technology to make Separation Devices, Reagents or any other devices or products for use in the isolation or purification of Dendritic Cells or any other cells. Kirin may purchase Separation Devices and Reagents only under the terms of the Manufacturing and Supply Agreement. Kirin may use Separation Devices to isolate Dendritic Cells only as part of preparing a Kirin Product or Licensed Dendreon Product or performing a service comprising a Kirin Product or Licensed Dendreon Product.


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      2.2  Licenses Granted to Dendreon.

           (a) Subject to the terms of this Agreement, Kirin hereby grants to Dendreon an exclusive license in the Dendreon Territory, with the right to sublicense, under the Kirin Improvements and the Kirin Patents that claim such Kirin Improvements to develop, make, have made, use, import and sell Dendreon Products.

           (b) Subject to the terms of this Agreement, Kirin hereby grants to Dendreon an exclusive license under the Kirin Technology to use, make, have made, import, sell and offer for sale Licensed Kirin Products in North America. Dendreon may grant sublicenses under the license rights granted by Kirin in the foregoing to its Affiliates and to Third Parties solely for the sale of Licensed Kirin Products in North America.

      2.3  Kirin Option to License Dendreon Products.

           (a) Subject to the terms of this Section 2.3 and Article 5, Dendreon hereby grants to Kirin an exclusive option (the "Kirin Option") to obtain an exclusive license, with the right to sublicense, to conduct clinical development on and to commercialize specific Dendreon Products in the Kirin Territory. The Kirin Option is exercisable by Kirin, with respect to any particular Dendreon Product in clinical development by Dendreon or its Afiliate, at any time following the commencement of such clinical development, but no later than one hundred ten (110) days after Dendreon delivers to Kirin a report on early Phase II clinical trial data for such Dendreon Product (the "Kirin Option Period"). The report shall be available within thirty (30) days after completion of early Phase II clinical trials for such Dendreon Product. To exercise the Kirin Option for a particular Dendreon Product in development, Kirin shall provide Dendreon written notice of Kirin's election prior to the expiration of the applicable Kirin Option Period. Notwithstanding the above, Kirin shall have the right to negotiate for an extension of the Kirin Option Period applicable to a particular Dendreon Product. In consideration of any such extension, if any, the Parties will negotiate in good faith compensation to be paid to Dendreon.

           (b) If Kirin properly exercises the Kirin Option for a particular Dendreon Product, then such Dendreon Product shall thereafter be deemed a "Licensed Dendreon Product" for

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purposes of this Agreement. Kirin shall be entitled, subject to compliance with the other terms of the Agreement, to exercise the license rights granted under
Section 2.1(c) with respect to such Licensed Dendreon Product. Kirin shall use Reasonable Efforts to develop and obtain Regulatory Approval in the Kirin Territory for each Licensed Dendreon Product. Kirin shall pay all the development and registration costs for all such Licensed Dendreon Products in the Kirin Territory. Kirin shall use Reasonable Efforts to market and sell in the Kirin Territory all Licensed Dendreon Products for which Regulatory Approval in the Kirin Territory has been obtained.

           (c) For each Dendreon Product in development during the term of the Agreement, Dendreon agrees that it shall not grant any rights, interests, or options to any Third Parties for the commercialization of such Dendreon Product in the Kirin Territory until the earlier of: (i) the expiration of the Kirin Option Period applicable to such Dendreon Product without Kirin having exercised such Kirin Option; or (ii) Kirin's failure to use Reasonable Efforts to develop and market such Dendreon Product in the Kirin Territory at any time commencing one hundred eighty (180) days after Kirin's exercise of the Kirin Option; or
(iii) termination of the Agreement. If Kirin fails to exercise the Kirin Option as to a particular Dendreon Product, Dendreon shall have the right to develop and commercialize such Dendreon Product in the Kirin Territory. Further, if Kirin fails to use Reasonable Efforts to develop and market a Licensed Dendreon Product in the Kirin Territory at any time commencing one hundred eighty (180) days after Kirin's exercise of the Kirin Option, Dendreon shall have the right to develop and commercialize such Licensed Dendreon Product in the Kirin Territory upon ninety (90) days notice from Dendreon; provided, however, that if Kirin initiates Reasonable Efforts to develop and market such Licensed Dendreon Product in the Kirin Territory within the ninety (90) day notice period and continues thereafter to use Reasonable Efforts to develop and market such Licensed Dendreon Product in the Kirin Territory, then Dendreon shall not obtain such rights unless and until Kirin does not continue using such Reasonable Efforts. Dendreon's right to commercialize Dendreon Products for which the Kirin Option has expired shall be subject to the following: If Kirin has any ongoing or current research, development or commercial project involving Dendritic Cell-based therapy for the same tumor type as is the subject of treatment by such Dendreon Product, and the goal of such project is the creation of a Kirin Product, and Kirin has

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previously identified such project to Dendreon prior to Dendreon's disclosure of such Dendreon Product to Kirin, or has demonstrated the existence of such project to Dendreon's reasonable satisfaction based on official notebook data entries created prior to such disclosure, then Dendreon agrees not to develop and market such Dendreon Product in the Kirin Territory, nor to grant to a Third Party a license to develop and market such Dendreon Product in the Kirin Territory, without obtaining Kirin's prior written consent. For clarity, the requirement that Kirin use Reasonable Efforts in developing and commercializing Licensed Dendreon Products does not necessarily require that Kirin expend such efforts in every country in the Kirin Territory, so long as such efforts are expended in each country where it is economically reasonable to do so.

      2.4  Dendreon Option to License Kirin Products.

           (a) Subject to the terms of this Section 2.4 and Article 5, Kirin hereby grants to Dendreon an exclusive option (the "Dendreon Option") to obtain an exclusive license, with the right to sublicense, to commercialize specific Kirin Products in North America. The Dendreon Option is exercisable by Dendreon, with respect to any particular Kirin Product in clinical development, at any time following the commencement of such clinical development, but no later than one hundred ten (110) days after Kirin delivers to Dendreon a report on early Phase II clinical trial data for such Kirin Product (the "Dendreon Option Period"). The report shall be available thirty (30) days after completion of early Phase II clinical trials for such Kirin Product. To exercise the Dendreon Option for a particular Kirin Product in development, Dendreon shall provide Kirin written notice of Dendreon's election prior to the expiration of the applicable Dendreon Option Period. Notwithstanding the above, Dendreon shall have the right to negotiate for an extension of the Dendreon Option Period applicable to a particular Kirin Product. In consideration of any such extension, if any, the Parties will negotiate in good faith compensation to be paid to Kirin.

           (b) If Dendreon properly exercises the Dendreon Option for a particular Kirin Product, then such Kirin Product shall thereafter be deemed a "Licensed Kirin Product" for purposes of this Agreement. Dendreon shall be entitled, subject to compliance with the other terms of the Agreement, to exercise the license rights granted under Section 2.2(b) with respect

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to such Licensed Kirin Product. Dendreon shall pay all the development and registration costs for all such Licensed Kirin Products in North America.

           (c) For each Kirin Product in development during the term of the Agreement, Kirin agrees that it shall not grant any rights, interests, or options to any Third Parties for the commercialization of such Kirin Product in North America until the earlier of: (i) the expiration of the Dendreon Option Period applicable to such Kirin Product without Dendreon having exercised such option; (ii) Dendreon's failure to use Reasonable Efforts to develop and market such Kirin Product in North America at any time commencing one hundred eighty
(180) days after Dendreon's exercise of the Dendreon Option; or (iii) termination of the Agreement. If Dendreon fails to exercise the Dendreon Option as to a particular Kirin Product, Kirin shall have the right to develop and commercialize such Kirin Product in North America. Further, if Dendreon fails to use Reasonable Efforts to develop and market the respective Licensed Kirin Product in North America at any time commencing one hundred eighty (180) days after Dendreon's exercise of the Dendreon Option, Kirin shall thereafter have the right to develop and commercialize such Kirin Product in North America, upon ninety (90) days notice from Kirin; provided, however, that if Dendreon initiates Reasonable Efforts to develop and market such Licensed Kirin Product in North America within the ninety (90) day notice period and continues thereafter to use Reasonable Efforts to develop and market such Licensed Kirin Product in the North America, then Kirin shall not obtain such rights unless and until Dendreon does not continue using Reasonable Efforts. Kirin's right to commercialize Kirin Products for which the Dendreon Option has expired shall be subject to the following: If Dendreon has any ongoing or current research, development or commercial project involving Dendritic Cell-based therapy for the same tumor type as is the subject of treatment by such Kirin Product, and the goal of such project is the creation of a Dendreon Product, and Dendreon has previously identified such project to Kirin prior to Kirin's disclosure of such Kirin Product to Dendreon, or has demonstrated the existence of such project to Dendreon's reasonable satisfaction based on official laboratory notebook data entries created prior to such disclosure, then Kirin agrees not to develop and market such Kirin Product in North America, nor to grant to a Third Party a license to develop and market such Kirin Product in North America, without obtaining Dendreon's prior written consent. For clarity, the requirement that Dendreon use Reasonable Efforts in developing

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and commercializing Licensed Kirin Products does not necessarily require that
Dendreon expend such efforts in every country in North America, so long as such efforts are expended in each country where it is economically reasonable to do so.

      2.5 Notice of Development. Upon reasonable request by Dendreon, Kirin will provide Dendreon with Information regarding the Kirin Products that are in clinical trials prior to Phase II. Upon reasonable request by Kirin, Dendreon will provide Kirin with Information regarding the Dendreon Products that are in clinical trials prior to Phase II.

      2.6  Trademark Rights.

           (a)  License Grants.

                (i) License to Dendreon. Subject to the limitations set forth below, Kirin grants to Dendreon a non-exclusive, royalty-free license, with the right to sublicense, to use any and all marks Kirin has adopted for use with Kirin Products (the "Kirin Licensed Marks"), solely in connection with the promotion and sale of Licensed Kirin Products in North America. Dendreon shall not use Kirin Licensed Marks in connection with any other products or in any other activities without prior written approval of Kirin.

                (ii) License to Kirin. Subject to the limitations set forth below, Dendreon grants to Kirin a non-exclusive, royalty-free license, with the right to sublicense, to use any and all marks Dendreon has adopted for use with the Dendreon Products (the "Dendreon Licensed Marks"), solely in connection with the promotion and sale of Licensed Dendreon Products and Kirin Products in the Kirin Territory. Kirin shall not use Dendreon Licensed Marks in connection with any other products or activities without prior written approval of Dendreon.

           (b) Additional Marks. The Parties may wish to extend this Agreement to cover additional marks, including without limitation any marks for products resulting from the Collaboration Program, which either Party may acquire and desire to license to the other Party. The Parties agree that in such event, a letter from either Party to the other Party specifying such additional marks shall be sufficient to extend the applicable license granted herein, and all the terms and conditions thereof, to such additional marks for the permitted purposes.

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           (c)  Form of Use.  Dendreon, its Affiliates and Sublicensees shall use Kirin Licensed Marks only in the form(s) approved in writing by Kirin and shall include where appropriate the designations (R) and (TM) and a statement that Kirin Licensed Marks are the trademarks of Kirin Brewery Co., and other proprietary notices as reasonably required by Kirin from time-to-time. Similarly, Kirin, its Affiliates and Sublicensees shall use Dendreon Licensed Marks only in the form(s) set forth on Exhibit D hereto or otherwise approved in writing by Dendreon and shall include where appropriate the designations (R) and
(TM) and a statement that Dendreon Licensed Marks are the trademarks of Dendreon Corporation, and other proprietary notices as reasonably required by Dendreon from time-to-time. The Parties agree to comply with all applicable laws and regulations pertaining to the proper use and designation of trademarks.

           (d)  Ownership of Licensed Marks.

                (i) Ownership. Each Party acknowledges that it has no interest in the other Party's Licensed Marks other than the license granted under this Agreement and that each Party is, and will continue to be, the sole and exclusive owner of all right, title and interest in its respective Licensed Marks.

                (ii) No Contest. Each Party agrees that it will not contest, oppose or challenge the other Party's ownership of its Licensed Marks. Each Party agrees that it will do nothing to impair the other Party's ownership or rights in its Licensed Marks. In particular, neither Party will register or attempt to register the other Party's Licensed Marks in any jurisdiction nor oppose the other's registration of its Licensed Marks, alone or with other words or designs, in any jurisdiction. If either Party uses, registers or applies to register a licensed mark that violates its obligations under this section, such Party agrees, at the other's request, to abandon the use of such mark and any application or registration for such mark.

                (iii) Adverse Use. Each Party shall notify the other Party of any adverse use by a Third Party of the other Party's Licensed Marks or of a mark or name confusingly similar to the other's Licensed Marks and agrees to take no action with respect thereto except with the other's prior written authorization. The Party that owns any infringed Licensed Marks may thereupon take such action as it in its sole discretion deems advisable for

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the protection of its rights in and to its Licensed Marks, including allowing the licensed Party to bring and prosecute a claim against such Third Party at the licensed Party's expense. Each Party further agrees to provide full cooperation with any legal or equitable action by the other Party to protect the other's rights, title and interest in its Licensed Marks.

           (e)  Quality Control.

                (i) Kirin's Obligations. The nature and quality of all goods sold by Kirin, its Affiliates and Sublicensees in connection with Dendreon Licensed Marks and all advertising and promotional uses and all other related uses of Dendreon Licensed Marks by Kirin, its Affiliates and Sublicensees shall conform to Dendreon's standards. Kirin further agrees to provide samples of advertising and other promotional material bearing Dendreon Licensed Marks to Dendreon for approval at least thirty (30) days before such materials are to be distributed, displayed or otherwise used. Kirin, its Affiliates and Sublicensees will not distribute, display or otherwise use such materials without Dendreon's prior written approval, which approval shall not be unreasonably withheld.

                (ii) Dendreon's Obligations. The nature and quality of all goods sold by Dendreon, its Affiliates and Sublicensees in connection with Dendreon's use of Kirin Licensed Marks and all advertising and promotional uses and all other related uses of Kirin Licensed Marks by Dendreon, its Affiliates and Sublicensees shall conform to Kirin's standards. Dendreon further agrees to provide samples of advertising and other promotional material bearing Kirin Licensed Marks to Kirin for approval at least thirty (30) days before such materials are to be distributed, displayed or otherwise used. Dendreon, its Affiliates and Sublicensees will not distribute, display or otherwise use such materials without Kirin's prior written approval, which approval shall not be unreasonably withheld.

           (f)  Confusingly Similar and/or Combination Marks.

                (i) Kirin's Obligations. Kirin agrees that Kirin, its Affiliates and Sublicensees will not adopt or use any other trademarks, words, symbols, letters, designs or marks (i) in combination with Dendreon Licensed Marks in a manner that would create

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combination marks or (ii) that would be confusingly similar to Dendreon Licensed
Marks, provided, however, that Kirin, its Affiliates and Sublicensees may use Dendreon Licensed Marks with other marks or names if such other marks or names are sufficiently separated from Dendreon Licensed Marks and sufficiently distinctive to avoid the consumer impression that such other marks or their owners are associated with Dendreon.

                (ii) Dendreon's Obligations. Dendreon agrees that Dendreon, its Affiliates and Sublicensees will not adopt or use any other trademarks, words, symbols, letters, designs or marks (i) in combination with Kirin Licensed Marks in a manner that would create combination marks or (ii) that would be confusingly similar to Kirin Licensed Marks, provided, however, that Dendreon, its Affiliates and Sublicensees may use Kirin Licensed Marks with other marks or names if such other marks or names are sufficiently separated from Kirin Licensed Marks and sufficiently distinctive to avoid the consumer impression that such other marks or their owners are associated with Kirin.

                                   ARTICLE 3

                                  MANAGEMENT

      3.1 The Steering Committee. Dendreon and Kirin agree to form, as of the Effective Date, a committee to facilitate the research and development of Kirin Products and Dendreon Products ("the Steering Committee"). The Steering Committee shall be comprised of four (4) individuals, two (2) being Dendreon employees appointed and replaced by Dendreon at its discretion and two (2) being Kirin employees appointed and replaced by Kirin at its discretion. The size and composition of the Steering Committee may be by mutual agreement of the Parties. The Parties shall form the Steering Committee within twenty (20) days after the Effective Date. The Steering Committee shall have the following authority and obligations:

           (a) To encourage and facilitate the ongoing cooperation of the Parties in conducting the research and development of Kirin Products and Dendreon Products;

           (b) To establish and implement specific plans for accomplishing the tasks and goals of the Parties as set forth in the Agreement;

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           (c)  To coordinate the communication, information exchange and efforts of the Parties with respect to all matters under this Agreement; and

           (d) To discuss and resolve, if possible, any issues or disputes that arise under the Agrement.

      3.2 Steering Committee Meetings. The Steering Committee shall act at meetings held regularly with all members present, according to the following:

           (a) The Steering Committee meetings shall take place at such times and places as shall be determined by the Steering Committee but no less frequently than once per six (6) months; it is expected that the meetings will alternate between appropriate offices of each Party, or at such other convenient locations as agreed;

           (b) If requested by a Party, the Steering Committee may conduct a particular meeting by telephone or video conference or other acceptable electronic means, provided that all Steering Committee members attend such meeting and can hear and communicate with all other members, and any decisions made during such meeting are recorded in writing and confirmed by signature of at least one of the Steering Committee members from each of the Parties;

           (c) A Party may bring a reasonable number of additional representatives, in a non-voting capacity, to attend appropriate Steering Committee meetings, provided that such attendance is helpful to the Steering Committee carrying out its tasks and obligations;

           (d) Prior to each meeting, the designated chair of the Steering Committee (which may vary during the term) shall circulate an agenda for the meeting, and the Steering Committee shall keep minutes reflecting matters discussed and the actions taken at the meeting, a copy of which shall be provided to each Party; and

           (e) The Steering Committee may act on a specific issue or matter without a meeting if the Steering Committee members all agree as to such action and such agreement is set forth in a written consent signed by all the members of the Steering Committee.

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      3.3  Decision-Making and Issue Resolution.  All decisions of or actions taken by the Steering Committee shall be by unanimous approval of all the members of the Steering Committee or such subcommittee, and voting on any matters shall be reflected in the minutes of the meeting at which the vote was taken. If the Steering Committee fails to reach unanimous agreement on an issue or matter needing resolution, the matter shall be referred for good faith discussion and resolution by the appropriate senior executive officer of each Party.

      3.4 Research Efforts and Expenses. Each of the Parties will maintain scientific staff, laboratories, offices and other facilities necessary to carry out the tasks and obligations assigned to it pursuant to this Agreement. Each party shall use Reasonable Efforts to conduct and complete such tasks and obligations. Kirin will bear all of its own expenses incurred in connection with research and development of Kirin Products and Licensed Dendreon Products by Kirin in the Kirin Territory or in North America pursuant to Section 2.4(c). Dendreon shall bear all of its own expenses incurred in connection with research and development of Dendreon Products and Licensed Kirin Products by Dendreon in the Dendreon Territory or in the Kirin Territory, pursuant to Section 2.3(c).

      3.5 Other Research. Kirin acknowledges and agrees that nothing in this Agreement shall prevent or otherwise hinder Dendreon from conducting, and Dendreon shall retain full rights to conduct, its own independent research and development work with respect to Dendreon Technology or any aspect thereof for any use or purpose outside the Kirin Territory or any use or purpose outside the Field in the Kirin Territory, and including conducting such research and development work with or on behalf of Third Party partners.

                                   ARTICLE 4

                DEVELOPMENT AND MARKETING IN THE JOINT TERRITORY

      4.1 Collaborative Development and Marketing. The Parties agree jointly to conduct clinical development of, and to commercialize in the Joint Territory, all Kirin Products and any Collaboration Products (as such term is defined in the Research and License Agreement) that result from the Research Program. Such collaborative clinical development and marketing shall be conducted pursuant to a Commercialization Agreement to be negotiated and agreed to and

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signed by the Parties, which agreement shall be consistent with the applicable provisions of the Kirin/Dendreon Term Sheet and with the summary terms set forth below, and will contain, in addition, such other reasonable and typical terms as are consistent with similar agreements in the industry and the following terms:
Under the terms of such agreement, Dendreon and Kirin shall share equally in all the costs of conducting clinical development of such Kirin Products and Collaboration Products in the Joint Territory and shall share equally the marketing profits from sales of such Kirin Products and Collaboration Products in the Joint Territory, with "marketing profit" understood to mean the total revenue derived from such sales less the actual costs directly attributable to the manufacture, marketing and sale of such products. The details of such joint clinical development and marketing arrangement shall be set forth in a Commercialization Agreement consistent with the foregoing.

                                   ARTICLE 5

                              FEES AND ROYALTIES

      5.1 Technology Transfer Fee. Kirin shall pay Dendreon a non-refundable technology transfer fee in the amount of [ * ] U.S. dollars [ * ], payable in accordance with the following schedule:

            (a)  [ * ] dollars [ * ] in cash on the Effective Date.

            (b) [ * ] dollars [ * ] in cash within [ * ] of the [ * ] of the [ * ] for the [ * ]. For purposes of this Section, [ * ] means [ * ] on which [ * ] in [ * ] to [ * ] the [ * ].

      The foregoing technology transfer fee payments are inclusive of such withholding taxes as are finally ascertained to be due and payable by Kirin on account of Dendreon and shall be made by wire transfer to an account designated by Dendreon for such purpose.

      5.2  Royalties on Sales of Kirin Products.

           (a) Subject to subsection (b) below, Kirin shall pay Dendreon royalties on sales of Kirin Products by or on behalf of Kirin or its Affiliates or Sublicensees in any country excluding the Joint Territory, as follows:

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                  (i)  Kirin shall pay royalties equal to [ * ] of the Net
Revenue based on sales of Kirin Products in such countries by Kirin and its Affiliates and Sublicensees (except as otherwise provided in subclause (ii) below);

                  (ii) for so long as China or another country in the Kirin Territory imposes an upper limit on royalties transferable outside of China or such other country, Kirin shall pay royalties on the Net Revenue based on sales of the Kirin Products sold in such countries equal to the greater of: (A) [ * ] of any such upper limit; or (B) [ * ] of such Net Revenue; provided that the royalty payable under this Section 5.2(a)(ii) shall not exceed [ * ] of such Net Revenue for any particular royalty accounting period.

          (b) For each particular Kirin Product, Kirin shall pay the royalties specified above, on a country by country basis, until the later of the expiration of ten (10) years from the first commercial launch of such Kirin Product in such country or the last to expire of the Patents with claims covering such Kirin Product or its manufacture or use in such country. The foregoing royalty payments are inclusive of such withholding taxes as are finally ascertained to be due and payable by Kirin on account of Dendreon, and shall be made by wire transfer to an account designated by Dendreon for such purpose.

     5.3 Royalties on Sales of Licensed Dendreon Products.

          (a) Subject to subsection (b) below, Kirin shall pay Dendreon royalties on sales of Licensed Dendreon Products in the Kirin Territory as follows:

                  (i) Kirin shall pay a royalty equal to [ * ] of the Net Revenue based on sales of Licensed Dendreon Products sold in the Kirin Territory by Kirin or its Affiliates or Sublicensees (except as otherwise provided in subclause (ii) below);

                  (ii) for so long as China or any other country in the Kirin Territory imposes an upper limit on royalties transferable outside of China or such other country, Kirin shall pay Dendreon a royalty based on the Net Revenue for Licensed Dendreon Products sold in such countries equal to the greater of:
(A) [ * ] of any such upper limit; or (B) [ * ] of such Net

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Revenue; provided that the royalty payable under this Section 5.3(a)(ii) shall not exceed [ * ] of such Net Revenue for any particular royalty accounting period.

          (b) Kirin shall pay the royalties specified above, on a country by country basis until the later of the expiration of ten (10) years from the first commercial launch of the first Dendreon Product in such country or the last to expire of the Patents with claims covering any Dendreon Product in such country. The foregoing royalty payments are inclusive of such withholding taxes as are finally ascertained to be due and payable by Kirin on account of Dendreon, and shall be made by wire transfer to an account designated by Dendreon for such purpose.

     5.4 Royalties on Dendreon Sales of Licensed Kirin Products . Dendreon shall pay Kirin a royalty equal to [ * ] of the Net Revenue based on sales of Licensed Kirin Products sold by Dendreon, its Affiliates or any of its Sublicensees in North America. With respect to each such Licensed Kirin Product, Dendreon shall pay the royalties specified above on a country by country and product by product basis until the later of the expiration of ten (10) years from the first commercial launch of such Licensed Kirin Product in such country or the last to expire of the Patents with claims covering such Licensed Kirin Product in such country. The foregoing royalty payments are inclusive of such withholding taxes as are finally ascertained to be due and payable by Dendreon on account of Kirin, and shall be made by wire transfer to an account designated by Kirin for such purpose.

     5.5 Kirin Milestone Payments. Kirin shall make to Dendreon the following non-refundable milestone payments on a product by product basis for each Licensed Dendreon Product for which Kirin has exercised the Kirin Option:

     Within [ * ] of the [ * ] of the [ * ]            [ * ]

     Within [ * ] of the [ * ] of [ * ]                [ * ]

     Within [ * ] of [ * ]                             [ * ]

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The foregoing milestone payments are inclusive of such withholding taxes as are finally ascertained to be due and payable by Kirin on account of Dendreon and shall be made by wire transfer to an account designated by Dendreon for such purpose.

     5.6 Dendreon Milestone Payments. Dendreon shall make to Kirin the following non-refundable milestone payments on a product by product basis for each Licensed Kirin Product for which Dendreon has exercised the Dendreon
Option:

     Within [ * ] of the [ * ] of the [ * ]            [ * ]

     Within [ * ] of the [ * ] of [ * ] the [ * ]      [ * ]

     Within [ * ] of [ * ] the [ * ]                   [ * ]

The foregoing payments are inclusive of such withholding taxes as are finally ascertained to be due and payable by Dendreon on account of Kirin and shall be made by wire transfer to an account designated by Kirin for such purpose.

     5.7 Payment of Royalties. Royalty obligations hereunder shall accrue at the time of sale of the applicable Product, and all such royalties that have accrued during a particular calendar quarter shall be paid quarterly within sixty (60) days after the end of such calendar quarter. Such royalties shall be calculated on the basis of Net Revenue in the local currency of each country, and converted into U.S. Dollars and paid in U.S. Dollars on the basis of the average currency exchange rate for the applicable calendar quarter quoted by the Tokyo Mitsubishi Bank (or its successor) for currency exchanges in excess of one million U.S. dollars ($1,000,000). Each royalty payment shall be accompanied by a statement of such royalties showing the Net Revenue for the applicable royalty-bearing Products, on a country by country and product by product basis. If a Party receives a refund or rebate for taxes it paid on behalf of the other Party, the Party receiving such refund or rebate shall promptly remit it to the other Party.

     5.8 Royalty Structure and Marketing Strategy. The terms of this Agreement permit Kirin to market and sell Kirin Products and Licensed Dendreon Products to hospitals and other similar health-care provider organizations as services or as products comprising Dendritic


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Cells activated or loaded with specific antigen, engineered antigen or antigen gene, including without limitation a Kirin Antigen. Kirin shall not, and covenants not to, sell Separation Devices, Reagents or Dendreon Antigens to Third Parties except as permitted in this Agreement. The Parties agree to discuss alternative marketing strategies for Kirin Products and Licensed Dendreon Products when commercially reasonable to do so. At such time, the Parties also shall agree on any needed adjustment to the royalty calculation mechanism established for sales of such Kirin Products and Dendreon Products, including appropriate amendments to the definitions of such terms under Article
1. For example, if the Parties agree that Kirin may sell devices and reagents (including specific antigens) for use by a Third Party in isolating and activating Dendritic Cells, then such definitions may be amended to include the concept that a Dendreon Product or Kirin Product includes any set of products that are developed by the applicable Party and are intended for use in preparing a product meeting the criteria in subsection 1.7(a) or 1.22(a), as applicable, or in performing a service as set forth in subsection 1.7(b) or 1.22(b), as applicable. Any change to the current marketing strategy, and any adjustment to the royalty calculation mechanism related thereto, must be set forth in writing and signed by an authorized representative of each Party. Neither Party shall have any obligation to make changes to the marketing strategy already established in this Agreement.

                                   ARTICLE 6

                           EQUITY INVESTMENT BY KIRIN

     6.1 Stock Purchase at IPO. In further consideration for the license granted by Dendreon to Kirin under the Agreement, in addition to Kirin's purchase of two million dollars ($2,000,000) worth of Series D preferred shares of Dendreon on July 31, 1998, Kirin agrees to purchase from Dendreon, in a private placement, five million dollars ($5,000,000) worth of unregistered Dendreon common stock at the time of Dendreon's initial public offering (IPO), with the price per share for such purchase equal to the price of the sale of Dendreon's stock to the public in such IPO, provided that an initial public offering of Dendreon shares of common stock is completed by January 1, 2000.

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     6.2 Put Right.  In the event that Dendreon has not completed an IPO by
January 1, 2000, then Dendreon will thereafter have the right, at its sole option but only until January 1, 2001, to require Kirin to purchase up to one million (1,000,000) shares of Dendreon preferred stock at a per share purchase price to be negotiated by the Parties in good faith reflecting the fair value of such stock, but in any event not less than the per share purchase price of the most recent private sale of Dendreon preferred stock in excess of an aggregate of one million dollars ($1,000,000) of preferred stock, and provided that the total amount of the purchase price for such stock shall not exceed five million dollars ($5,000,000). Dendreon shall exercise such right in writing to Kirin prior to January 1, 2001, and upon such exercise the Parties shall negotiate the purchase price in good faith and close the purchase of the capital stock as soon as reasonably practicable, but in no event longer than sixty (60) days from the date that Dendreon exercised such option. Dendreon may not exercise such right after January 1, 2001, unless otherwise agreed to by the Parties in writing.

     6.3 No Double Purchase. For clarity, it is agreed that, under the terms of this Article 6, Kirin is required to purchase Dendreon stock only under
Section 6.1 in a private placement in conjunction with the IPO, or under Section
6.2 after exercise of the Dendreon's put right therein, but shall not be required to purchase Dendreon stock under both such Sections.

                                   ARTICLE 7

                                CONFIDENTIALITY


     7.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for ten (10) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose to a Third Party or use for any purpose other than as provided for in this Agreement any Information and materials furnished to it by the other Party pursuant to this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party by competent proof that such Confidential Information:

          (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;


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          (b)  was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

          (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

     7.2 Authorized Disclosure. Each Party may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

     7.3 Survival. This Article 7 shall survive the termination or expiration of this Agreement for a period of ten (10) years.

                                   ARTICLE 8

                             INTELLECTUAL PROPERTY

     8.1 Ownership. Each Party shall solely own Patents for any inventions made solely by that Party's employees or consultants in the course of performing any work under this Agreement. The law of inventorship of the United States shall apply to any inventions whether made inside or outside the United States by either of the Parties.


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     8.2 Prosecution and Maintenance of Patents by Dendreon; Abandonment.
Dendreon shall have the responsibility to file, prosecute and maintain the Dendreon Patents in the world and shall bear all expenses associated therewith. All decisions regarding prosecution of the Dendreon Patents in the world will be at Dendreon's sole discretion and responsibility. Dendreon agrees to keep Kirin informed of the course of patent prosecution or other proceedings relating to the Dendreon Patents in the Kirin Territory in the Field. In the event Dendreon elects not to prosecute a Dendreon Patent application filed or to abandon an issued Dendreon Patent in the Kirin Territory in the Field, Dendreon shall notify Kirin not less than two (2) months before any relevant deadline, and thereafter Kirin shall have the right to pursue, at its expense and sole discretion, prosecution of such Dendreon Patent application or maintenance of such issued Patent. In such event, Dendreon shall promptly assign its rights therein to Kirin.

     8.3 Prosecution and Maintenance of Patents by Kirin; Abandonment. Kirin shall have the responsibility to file, prosecute and maintain the Kirin Patents in the world and shall bear all expenses associated therewith. All decisions regarding prosecution of the Kirin Patents in the world will be at Kirin's sole discretion and responsibility. Kirin agrees to keep Dendreon informed of the course of patent prosecution or other proceedings relating to the Kirin Patents in North America in the Field. In the event Kirin elects not to prosecute a Kirin Patent application filed, or to abandon an issued Kirin Patent in North America in the Field, Kirin shall notify Dendreon not less than two (2) months before any relevant deadline, and thereafter Dendreon shall have the right to pursue, at its expense and in its sole discretion, prosecution of such Kirin Patent application or maintenance of such issued Patent. In such event, Kirin shall promptly assign its rights therein to Dendreon.

     8.4 Defense and Settlement of Third Party Claims. If a Third Party files a claim, suit or action against a Party claiming that a Patent or other intellectual property right owned by such Third Party is infringed by the development, use, marketing, distribution or sale of a Kirin Product or Dendreon Product, and such claim, suit or action (a "Claim") arises out of such Party's practice in the Field pursuant to this Agreement, the Party against whom the Third Party has filed such Claim ("Defending Party") will have the right to defend against any such Claim. The other Party will assist in the defense of any such Claim as reasonably requested by the



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Defending Party and at the Defending Party's expense and may retain separate counsel at its own expense. The Defending Party shall not settle any such Claim without the prior express written consent of the other Party, which consent shall not be unreasonably withheld or delayed, if such settlement would impose on such other Party the obligation to pay any damages or would adversely affect such Party's rights.

     8.5 Third Party Royalties. In the event that a Party is required to obtain a license under a Third Party patent that covers or claims the manufacture, use or sale of a Kirin Product or Dendreon Product in order to practice a Dendreon Patent or Kirin Patent to sell a Kirin Product or Dendreon Product as permitted under the licenses in Article 2, provided, that such Party shall disclose the relevant portions of such license under such Third Party patent to the other Party in English and, if any, the extent of any alleged infringement, such Party shall be entitled to deduct [ * ] of any royalties owing to such Third Party based on the sale of such Kirin Products or Dendreon Products under such license from amounts owing to the other Party, subject to a maximum royalty reduction of [ * ] of the amounts that otherwise would be owed by such Party under Article 5 hereof.

     8.6 Enforcement of Patent Rights

          (a) If any Dendreon Patent or Kirin Patent in the Field is infringed by a Third Party, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of such infringement in reasonable detail.

          (b) Dendreon shall have the right, but not the obligation to institute, prosecute and control any action or proceeding with respect to infringement of Dendreon Patents in the Dendreon Territory, Kirin Patents in North America and patents abandoned by Kirin pursuant to Section 8.3.

          (c) Kirin shall have the right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to infringement of Dendreon Patents in the Kirin


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Territory, Kirin Patents in the Kirin Territory and the rest of the world except
North America and the Joint Territory, and patents abandoned by Dendreon pursuant to Section 8.2.

          (d) If a Party given the right to enforce a Kirin Patent or Dendreon Patent pursuant to Section 8.6(b) or Section 8.6(c) fails to bring an action or proceeding against a suspected infringer within a period of ninety (90) days after having knowledge of such infringement in the Field, the other Party shall have the right to bring and control an action against such infringer by counsel of its own choice, and the non-enforcing Party shall have the right to be represented in any such action by counsel of its own choice at its own expense.

          (e) The Party controlling an action involving any infringement in the Field shall consider in good faith the interests of the other Party in so doing, and shall not settle or consent to an adverse judgment in any such action which would have a material adverse effect on the rights or interests of the other Party without the prior express written consent of such other Party. If one Party brings any such action or proceeding, the other Party agrees to be joined as a Party plaintiff if necessary to prosecute the action and to give the first Party reasonable assistance and authority to file and prosecute the suit. In each case relating to infringement within the Field, each Party shall bear the costs of its enforcement of the Patent rights discussed in this section and retain for its own account any amounts received from Third Parties; provided, however, that any such recovery shall be deemed Net Revenue of the infringed Product, subject to the royalty provisions of Article 5.

          (f) The Parties shall consult regarding the institution, prosecution and control of any action or proceeding with respect to infringement outside the Field of any of the Dendreon Patents or Kirin Patents. In the absence of Agreement with respect to infringement outside the Field, the Party owning the infringed Kirin Patent or Dendreon Patent may proceed in such manner as the law permits.

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                                   ARTICLE 9

                        REPRESENTATIONS AND WARRANTIES


      9.1 Representations and Warranties. Each of the Parties hereby represents and warrants as follows:

           (a) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

           (b) Such Party has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective technology in the Field licensed to the other Party hereunder which would conflict with such rights granted to the other Party.

                                  ARTICLE 10

                         REPORTS, RECORDS AND SAMPLES

      10.1 Sharing of Information. Commencing on the Effective Date and continuing during the term of this Agreement, each Party will make available and disclose to the other Party the Information Controlled by such Party that reasonably relates to such other Party's activities under this Agreement in the Field. In particular, Dendreon will disclose to Kirin on a regular basis the Dendreon Technology and provide reasonable assistance to Kirin (at Kirin's request and expense) in transferring such Dendreon Technology for use in developing Kirin Products and for use in commercializing the Licensed Dendreon Products in the Kirin Territory. Similarly, Kirin will disclose to Dendreon on a regular basis the Kirin Technology and provide reasonable assistance to Dendreon (at Dendreon's request and expense) in transferring such Kirin Technology for use in developing Dendreon Products and for use in commercializing the Licensed Kirin Products in North America. In addition, both Parties will disclose to each other any non-clinical and clinical regulatory information which relates to such other Party's activities under this Agreement in the Field.

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      10.2  Records of Net Revenue.  Each Party will maintain complete and accurate records of Net Revenue which are relevant to payments to be made under this Agreement. Such records shall be open during reasonable business hours, for a period of three (3) years from creation of individual records, for examination at the other Party's expense, and not more often than once each year and upon not less than thirty (30) days advance notice, by a certified public accountant selected by the other Party and acceptable to the Party keeping the records for the sole purpose of verifying for the inspecting Party the correctness of calculations or payments made under this Agreement.

      10.3 Materials. The Parties intend to maintain an open and extensive exchange of biological, chemical and other tangible materials during the course of the Agreement. Information obtained by the other Party in the testing of such materials will be promptly disclosed to the Party providing the sample, and all such Information will be considered Information to be protected by both Parties under the restrictions of Article 7.

      10.4 Publicity Review. If either Party is required by law or regulation to make a public disclosure or announcement concerning this Agreement or the subject matter thereof, such Party shall give reasonable prior advance notice of the proposed text of such disclosure or announcement to the other Party for its review and comment. The terms of this Agreement may also be disclosed to Third Parties with the consent of the other Party, which consent shall not be unreasonably withheld so long as such disclosure is made under a binder of confidentiality.

      10.5 Publications. Each Party agrees that it shall not publish or present the results of studies carried out pursuant to this Agreement without the opportunity for prior review by the other Party. Each Party shall provide to the other the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented verbally) which relate to the Field at least thirty (30) days prior to their intended submission for publication and such submitting Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given a reasonable period of time to secure patent protection for any material in such publication or presentation which it believes is patentable.

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      10.6  Adverse Event Reporting.  In the event that either Party, its
Affiliates or Sublicensees obtains, directly or indirectly, information and data on the side effects or toxicity of a Product during the development, marketing and distribution of any of the Products hereunder, such Party shall disclose, as soon as reasonably practicable, such information and data to the other Party. Either Party, its Affiliates and Sublicensees shall notify the other Party as soon as reasonably practicable of any complaints or reports of adverse events associated with the Products which are serious, new or unexpected events, or events with increased frequency. All other adverse events associated with Products shall be reported by either Party to the other Party in summary format at least quarterly. At the request of either Party, the other Party shall cooperate in the investigation and respond to any Product complaints which may relate to the role of the informed Party in the development or manufacture of the Products. Each Party shall be responsible for all reporting of adverse events to regulatory authorities in its respective territory.

                                  ARTICLE 11

                             TERM AND TERMINATION

      11.1 Term. This Agreement shall commence on the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the expiration of all of the payment obligations of Kirin and Dendreon under the Agreement.

      11.2 Termination for Breach. If either Party materially breaches this Agreement at any time, which breach is not cured within thirty (30) days of written notice thereof if such breach is caused by the failure of a Party to meet its financial obligations under this Agreement, or within ninety (90) days of written notice thereof for any other material breach of this Agreement, from the non-breaching Party specifying in detail the nature of the breach, the breaching Party's licenses granted in this Agreement shall terminate and the non-breaching Party shall have the exclusive, royalty-free right under the breaching Party's Technology, Patents and Licensed Marks to make, have made, use and sell Products it already had developed or sold, in those countries in which it already had developed or sold such Products. The breaching Party will assist the non-breaching Party in every proper way to effect the license granted above. The breaching Party shall further deliver to the non-breaching Party such relevant tangible materials


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embodying such Technology, Patents and Licensed Marks as may be necessary or useful to the exercise of the non-breaching Party of the license hereunder.

      11.3 Surviving Rights. The obligations and rights of the Parties under Articles 7, 8 and 12, and Sections 2.6(c)-(f), 10.4, 10.5, 13.6 and 13.7 of this Agreement will survive termination.

      11.4 Non-exclusive Licenses after Expiration. Upon the expiration of the Agreement under Section 11.1, Kirin shall retain a non-exclusive, royalty-free license to use the Dendreon Technology and Dendreon Licensed Marks to make, have made, use offer for sale and sell in the Kirin Territory the Kirin Products and Licensed Dendreon Products that Kirin was selling as of the date of such expiration, and Dendreon shall retain a non-exclusive, royalty-free license to use the Kirin Technology and Kirin Licensed Marks to make, have made, use, offer for sale and sell in North America the Dendreon Products and Licensed Kirin Products that Dendreon was selling as of the date of such expiration.

      11.5 Termination Without Cause. On or after January 1, 2002, Kirin may terminate this Agreement without cause upon ninety (90) days prior written notice to Dendreon. At such time, all licenses granted to Kirin under this Agreement shall terminate, and Kirin shall covenant not to use any Information or materials of any kind related to, made or derived from the Dendreon Technology or Dendreon Licensed Marks after such termination. Kirin also shall return to Dendreon all Information and materials of any kind related to, made or derived from the Dendreon Technology or Dendreon Licensed Marks upon such termination. Kirin's licenses to Dendreon under this Agreement shall survive any such termination. Dendreon's royalty obligations to Kirin shall survive any such termination and shall terminate as provided in Article 5.

                                  ARTICLE 12

                                INDEMNIFICATION

      12.1 Indemnification in Kirin Territory. Kirin shall indemnify, defend and hold Dendreon harmless from and against any and all liability, damage, loss, cost (including

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reasonable attorneys' fees) and expense resulting from any infringement, claim of bodily injury or property damage (a) relating to the development, manufacture, use, distribution or sale of any Product by Kirin, its Affiliates, Sublicensees, employees or agents or (b) due to the negligence or willful misconduct of Kirin or its Affiliates, Sublicensees, employees or agents.

      12.2 Indemnification in the Dendreon Territory. Dendreon shall indemnify and hold Kirin harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees) and expense resulting from any infringement, claim of bodily injury or property damage (a) relating to the development, manufacture, use, distribution or sale of any Product by Dendreon, its Affiliates, Sublicensees, employees or agents or (b) due to the negligence or willful misconduct of Dendreon or its Affiliates, Sublicensees, employees or agents.

                                  ARTICLE 13

                                 MISCELLANEOUS

      13.1 Assignment. Neither Party shall assign any of its rights and obligations hereunder except (i) as incident to the merger, consolidation, reorganization or acquisition of stock affecting actual voting control or of substantially all of the assets of the assigning Party or (ii) to an Affiliate; provided, however, that in no event shall either Party's rights and obligations hereunder be assigned without prior written notice to the other Party. In any case, neither Party may make an assignment of its assets which renders it unable to perform its material obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns.

      13.2 Retained Rights. Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development with respect to, and market products outside of, the Field using such Party's Technology, but no license to use the other Party's technology to do so is granted herein expressly or by implication.

      13.3 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if


[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, in no event shall a Party be required to settle any labor dispute or disturbance.

      13.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      13.5 No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Dendreon" or "Kirin" or any other trade name or trademark of the other Party in connection with the performance of the Agreement.

      13.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

          If to Dendreon, addressed to:

          Dendreon Corporation
          291 North Bernardo Avenue
          Mountain View, CA 94043
          Attention: C. S. Henney
          Telephone: (650) 964-6744
          Telecopy:  (650) 964-0337

          With copy to:

          Cooley Godward LLP


[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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          Five Palo Alto Square, 4th Floor
          Palo Alto, CA  94306
          Attention:  Barclay J. Kamb, Esq.
          Telephone:  (650) 843-5052
          Telecopy:   (650) 857-0663

          If to Kirin, addressed to:

          Kirin Brewery Co., Ltd.
          26-1, Jingumae 6-chome
          Shibuya-ku
          Tokyo 150-8011, Japan
          Attention:  Akihiro Shimosaka
                      Research and Product Development Department
                      Pharmaceutical Division
          Telephone:  (03) 5485-6805
          Telecopy:   (03) 3499-6152

      13.7 Dispute Resolution. If any dispute, controversy or claim arises out of or in connection with this Agreement, the Parties shall use reasonable efforts to settle it by friendly negotiation within sixty (60) days of notice from one Party to the other of such dispute, controversy or claim, before pursuing any other remedies available to them. If either Party fails or refuses to participate in such negotiations, or if, in any event, the dispute, controversy or claim is not resolved to the satisfaction of both Parties within the sixty (60) day period, any such dispute, controversy or claim shall be settled by arbitration. Any such arbitration shall be conducted in accordance with the Japan-American Trade Arbitration Agreement of September 16, 1952. The Parties agree that any such arbitration shall be conducted in the English language in a location within the United States selected by the Party that did not initiate such arbitration, and the Agreement shall be governed by and construed in accordance with the laws of the State of California and the United States of America. The arbitrators shall include one independent, un-affiliated nominee selected by each Party and a third neutral arbitrator selected by such nominees. The Parties agree that any arbitration panel shall include members knowledgeable as to the evaluation of biopharmaceutical technology. Judgment upon the award rendered may be entered in the highest state or federal court or forum, state or federal, having jurisdiction; provided, however, that the provisions of this Section 13.7 shall not apply to any dispute or

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BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY  WITH THE SECURITIES AND
EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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controversy as to which any treaty or law prohibits such arbitration. The prevailing Party shall be entitled to reasonable attorney's fees and costs to be fixed by the arbitrators.

      13.8 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

      13.9 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

      13.10 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

      13.11 Entire Agreement. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with regard to the subject matter discussed herein and supersedes and terminates all prior agreements and understanding between the Parties with regard to the subject matter discussed herein. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties with regard to the subject matter discussed herein other than as set forth in this Agreement; provided that the Parties agree that the Kirin/Dendreon Term Sheet provides terms for a collaboration program, to be set forth in a Research and License Agreement to be negotiated and executed by the Parties consistent with such terms, for joint development and commercialization in the Joint Territory, to be set forth in a Commercialization Agreement to be negotiated and executed by the Parties consistent with such terms, and for the manufacture and supply of products, to be set forth in a Manufacturing and Supply Agreement to be negotiated and executed by the Parties consistent with such terms.


[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

      13.12 Headings. The Section and Paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the Section or Paragraphs to which they apply.

      IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

DENDREON CORPORATION                           KIRIN BREWERY CO., LTD.

By:  /s/ Christopher S. Henney                 By: /s/ Koichiro Aramaki
     -------------------------------------     -------------------------------------

Title:    Chief Executive Officer  12/7/98     Title: President, Pharm. Div. 12/10/98
      ------------------------------------     --------------------------------------

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BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY  WITH THE SECURITIES AND
EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                       39
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                                   EXHIBIT A

                               DENDREON KNOW-HOW

Dendreon "Know-How" would also relate to information (clinical protocols, Batch Record, SOP's, Release Specifications, minutes from meetings, and other Dendreon documents) that was discussed and memorialized at previous Kirin-Dendreon Meetings. Dendreon "Know-How" would include information such as the following:

[*]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                      1.

                                   EXHIBIT B

                                DENDREON PATENTS

                                     [ * ]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                      1.

                                   EXHIBIT C

                                 KIRIN PATENTS

None as of the Effective Date.



[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                      1.

                                   EXHIBIT D

                               TRADEMARK RIGHTS

1. Kirin Licensed Marks

The following trademarks are the subject of the foregoing license:

Word Marks:

Stylized Marks:

2. Kirin Trademark Applications

Mark                         Application No.                Application Date
----                         ---------------                ----------------

3. Dendreon Licensed Marks

The following trademarks are the subject of the foregoing license:

Word Marks:

Stylized Marks:

4. Dendreon Trademark Registrations and Applications

Mark                           Registration No.              Registration Date
----                           ----------------              -----------------

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                      1.

5. Forms of Authorized Use of Kirin Trademarks

6. Forms of Authorized Use of Dendreon Trademarks

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                      2.